The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated October 28, 2019

October 2019 Registration Statement No. 333-232144 Pricing Supplement dated October , 2019 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due December 3, 2020

Principal at Risk Securities

Unlike conventional debt securities, the securities will pay no interest and do not guarantee any return of principal in excess of the minimum payment at maturity of 15% of the stated principal amount. Instead, the securities provide for a payment at maturity based on the percentage change in the 10-Year U.S. Dollar ICE Swap Rate (the “swap rate”) from the initial swap rate (the swap rate on the pricing date) to the final swap rate (the swap rate on the valuation date). The swap rate, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity in order to receive a floating rate (paid quarterly) equal to three-month USD London Interbank Offered Rate (“three-month USD LIBOR”) for that same maturity. The swap rate is one of the market-accepted indicators of longer term interest rates. If the final swap rate is greater than or equal to 85% of the initial swap rate, which we refer to as the threshold swap rate, at maturity investors will receive the stated principal amount plus a percentage return equal to the fixed percentage of 12.00%. However, if the final swap rate is less than the threshold swap rate, at maturity investors will lose an amount that is proportionate to the percentage decrease in the final swap rate to the extent it is below the threshold swap rate, subject to the minimum payment at maturity of 15% of the stated principal amount. An investment in the securities is highly risky. Because the payment at maturity is based on the percentage change of the swap rate from the initial swap rate to the final swap rate, a very small absolute change in the swap rate can result in a significant loss on the securities. For example, assuming an initial swap rate of 2.000%, if the final swap rate were to decline by only one percentage point to 1.000%, which represents a 50% decline from the initial swap rate, investors would lose 35% of the stated principal amount. If the final swap rate is zero or negative, you will lose 85% of the stated principal amount at maturity. The securities are for investors who are willing and able to risk most of their principal and forgo current income in exchange for the opportunity to receive a return equal to the fixed percentage if the final swap rate is greater than or equal to the threshold swap rate. Any positive return on the securities will be limited to the fixed percentage, and you will not participate in any increase in the swap rate above the fixed percentage, which may be significant. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 4 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Reference asset:	10-Year U.S. Dollar ICE Swap Rate determined as set forth under “Supplemental Terms of the Securities” in this document (the “swap rate”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Initial issue price:	$1,000 per security (see “Commissions and initial issue price” below)
Pricing date:	October 31, 2019
Original issue date:	November 5, 2019
Valuation date†:	November 30, 2020
Maturity date†:	December 3, 2020
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

▪  If the final swap rate is greater than or equal to the threshold swap rate (i.e., the swap rate has increased or has not decreased by more than the buffer amount):

$1,000 + ($1,000 × fixed percentage)

▪  If the final swap rate is less than the threshold swap rate (i.e., the swap rate has decreased by more than the buffer amount):

($1,000 × swap rate performance factor) + $150

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 but will be at least $150.00.

Investors may lose up to 85% of their initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 4 of this document.
Fixed percentage:	12.00%
Minimum payment at maturity:	$150.00 per security (15% of the stated principal amount)
Swap rate performance factor:	final swap rate / initial swap rate. In no event, however, will the swap rate performance factor be less than 0%.
Initial swap rate:	, which is the swap rate on the pricing date
Final swap rate:	The swap rate on the valuation date
Threshold swap rate:	, which is 85% of the initial swap rate (rounded to three decimal places)
Buffer amount:	15%
CUSIP/ISIN:	06747NMQ4 / US06747NMQ42
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$10.00(2) $5.00(3)	$985.00
Total	$	$	$	$
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $930.00 and $975.00 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $10.00 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

† The valuation date may be postponed if the valuation date is not a swap business day as described under “Supplemental Terms of the Securities” in this document. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 9 of this document and on page S-7 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated August 1, 2019	Prospectus Supplement dated August 1, 2019

Barclays Capital Inc.

Buffered Jump Securities Based on the 10-Year U.S. Dollar ICE Swap Rate due December 3, 2020

Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

Prospectus supplement dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Supplemental Terms of the Securities

The following definitions and provisions apply to the securities, notwithstanding anything to the contrary in the accompanying prospectus supplement:

Swap Rate: The swap rate is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 10-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that swap business day.

Swap Rate Fall Back Provisions: If the swap rate is not displayed by approximately 11:00 a.m., New York City time, on Reuters page ICESWAP1 on any day on which the swap rate must be determined, the swap rate on that day will be determined on the basis of the mid-market, semi-annual swap rate quotations provided to the calculation agent by five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 a.m., New York City time, on that day. For this purpose, the semi-market annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year term, commencing on that day with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to three-month U.S. Dollar London Interbank Offered Rate (ICE Benchmark Administration), or any successor or alternative rate to three-month LIBOR. The calculation agent will request the principal New York City offices of each of the reference banks to provide a quotation of its rate. If at least three quotations are provided, the swap rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the swap rate will be determined by the calculation agent in its sole discretion, taking into account any successor or alternative rate to three-month LIBOR, if applicable.

Postponement of Valuation Date: The valuation date will be postponed if such date is not a swap business day, in which case the valuation date will be the first following day that is a swap business day. In no event, however, will the valuation date be postponed by more than five business days. If the last possible valuation date is not a swap business day, that day will nevertheless be the valuation date, in which case the swap rate will be determined as described under “—Swap Rate Fall Back Provisions” above.

Swap Business Day: A swap business day means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

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Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 9 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the securities, or amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Principal at Risk Securities

Selected Purchase Considerations

The securities are not suitable for all investors. The securities may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek a return equal to the fixed percentage if the final swap rate is greater than or equal to the threshold swap rate, which is equal to 85% of the initial swap rate.

▪	You do not anticipate that the final swap rate will be less than the threshold swap rate, and you are willing and able to accept the risk that, if it is, you will lose some, and may lose up to 85%, of the stated principal amount.

▪	You understand that a very small percentage point decrease in the swap rate from the initial swap rate to the final swap rate can result in a significant loss on the securities and that an investment in the securities is highly risky.

▪	You understand that any positive return on the securities will be limited to the fixed percentage, and you will not participate in any increase in the swap rate above the fixed percentage, which may be significant.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the swap rate, as explained in more detail in the “Risk Factors” and “10-Year U.S. Dollar ICE Swap Rate Overview” sections of this document.

▪	You are familiar with the swap rate and understand the factors that influence the swap rate and interest rates generally.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final swap rate will be less than the threshold swap rate, or you are unwilling or unable to accept the risk that, if it is, you will lose some, and may lose up to 85%, of the stated principal amount.

▪	You do not seek an investment on which a very small percentage point decrease in the swap rate can result in a significant loss on the securities or an investment that is highly risky.

▪	You seek an investment that provides for participation in any upside performance of the swap rate above the fixed percentage.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the swap rate, as explained in more detail in the “Risk Factors” and “10-Year U.S. Dollar ICE Swap Rate Overview” sections of this document.

▪	You are not familiar with the swap rate or you do not understand the factors that influence the swap rate or interest rates generally.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the suitability of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus and the prospectus supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the securities for investment.

October 2019	Page 5

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Principal at Risk Securities

How the Buffered Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Fixed percentage:	12.00%
Hypothetical initial swap rate:	1.708%
Hypothetical threshold swap rate:	1.452%, which is equal to 85% of the hypothetical initial swap rate
Buffer amount:	15%
Minimum payment at maturity:	$150.00 per security

As indicated in the payoff diagram below, a very small absolute change in the swap rate can result in a significant loss on the securities and an investment in the securities is highly risky. For example, assuming an initial swap rate of 1.708%, if the final swap rate were to decline by 1.196 percentage points to 0.512%, while the absolute change in the swap rate is only 1.196%, that movement actually represents a 70% decline from the initial swap rate, and investors would lose 55% of the stated principal amount. Investors may lose up to 85% of the stated principal amount of the securities.

Buffered Jump Securities Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final swap rate is greater than or equal to the threshold swap rate, at maturity investors will receive the $1,000 stated principal amount plus a percentage return equal to the fixed percentage of 12.00%.

▪	For example, if the swap rate decreases by 5%, at maturity investors would receive a return equal to the fixed percentage of 12.00%, or $1,120.00 per security.

▪	If the swap rate increases by 50%, at maturity investors would receive a return equal to the fixed percentage of 12.00%, or $1,120.00 per security, even though the swap rate has increased by more than the fixed percentage.

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Principal at Risk Securities

▪	Downside Scenario. If the final swap rate is less than the threshold swap rate, at maturity investors will receive an amount that is less than the $1,000 stated principal amount and that will reflect a loss equal to an amount that is proportionate to the percentage decrease in the final swap rate to the extent it is below the threshold swap rate. A very small absolute change in the swap rate can result in a significant loss on the securities. Investors may lose up to 85% of their initial investment in the securities.

▪	For example, assuming an initial swap rate of 1.708%, if the final swap rate were to decline by 0.854 percentage points to 0.854%, which represents a 50% decline from the initial swap rate, investors would lose 35% of their principal and receive only $650.00 per security at maturity, or 65% of the stated principal amount.

What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Swap Rate?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 stated principal amount to $1,000.00. The table and examples set forth below assume a hypothetical initial swap rate of 1.708% and a hypothetical threshold swap rate of 1.452% (equal to 85% of the hypothetical initial swap rate) which represents a decrease of only 0.256 percentage points from the hypothetical initial swap rate. Accordingly, a very small absolute change in the swap rate can result in a significant loss on the securities, and an investment in the securities is highly risky. The table and examples also reflect the fixed percentage of 12.00%. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

Final Swap Rate	Swap Rate Increase / Decline	Swap Rate Performance Factor(1)	Payment at Maturity	Total Return on Securities
2.562%	50.00%	N/A	$1,120.00	12.00%
2.391%	40.00%	N/A	$1,120.00	12.00%
2.220%	30.00%	N/A	$1,120.00	12.00%
2.050%	20.00%	N/A	$1,120.00	12.00%
1.913%	12.00%	N/A	$1,120.00	12.00%
1.879%	10.00%	N/A	$1,120.00	12.00%
1.793%	5.00%	N/A	$1,120.00	12.00%
1.751%	2.50%	N/A	$1,120.00	12.00%
1.725%	1.00%	N/A	$1,120.00	12.00%
1.708%	0.00%	N/A	$1,120.00	12.00%
1.623%	-5.00%	N/A	$1,120.00	12.00%
1.537%	-10.00%	N/A	$1,120.00	12.00%
1.452%	-15.00%	N/A	$1,120.00	12.00%
1.366%	-20.00%	80.00%	$950.00	-5.00%
1.196%	-30.00%	70.00%	$850.00	-15.00%
1.025%	-40.00%	60.00%	$750.00	-25.00%
0.854%	-50.00%	50.00%	$650.00	-35.00%
0.683%	-60.00%	40.00%	$550.00	-45.00%
0.512%	-70.00%	30.00%	$450.00	-55.00%
0.342%	-80.00%	20.00%	$350.00	-65.00%
0.171%	-90.00%	10.00%	$250.00	-75.00%
0.000%	-100.00%	0.00%	$150.00	-85.00%
-0.171%	-110.00%	0.00%	$150.00	-85.00%
-0.342%	-120.00%	0.00%	$150.00	-85.00%
-0.854%	-150.00%	0.00%	$150.00	-85.00%

(1) The swap rate performance factor will not be less than 0.00%, even if the final swap rate is negative.

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Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The swap rate increases by 0.854 percentage points from the initial swap rate of 1.708% to a final swap rate of 2.562%, which represents a 50.00% increase from the initial swap rate.

Because the final swap rate is greater than or equal to the threshold swap rate, the payment at maturity is equal to $1,120.00 per security, calculated as follows:

$1,000 + ($1,000 × fixed percentage)

$1,000 + ($1,000 × 12.00%) = $1,120.00

Even though the swap rate increased by 50.00% from its initial swap rate to its final swap rate in this example, your return is limited to the fixed percentage of 12.00%. The total return on the securities is 12.00%, which is equal to the fixed percentage.

Example 2: The swap rate decreases by 0.085 percentage points from the initial swap rate of 1.708% to a final swap rate of 1.623%, which represents a 5.00% decrease from the initial swap rate.

Because the final swap rate is greater than or equal to the threshold swap rate, the payment at maturity is equal to $1,120.00 per security, calculated as follows:

$1,000 + ($1,000 × fixed percentage)

$1,000 + ($1,000 × 12.00%) = $1,120.00

Although the swap rate decreased by 5.00% from its initial swap rate to its final swap rate in this example, because the swap rate has not decreased by more than the buffer amount of 15.00%, the total return on the securities is 12.00%, which is equal to the fixed percentage.

Example 3: The swap rate decreases by 0.854 percentage points from the initial swap rate of 1.708% to a final swap rate of 0.854%, which represents a 50.00% decrease from the initial swap rate.

Because the final swap rate is less than the threshold swap rate, the payment at maturity is equal to $650.00 per security, calculated as follows:

($1,000 × swap rate performance factor) + $150.00

= [$1,000 × (final swap rate / initial swap rate)] + $150.00

= [$1,000 × (0.854% / 1.708%)] + $150.00

= ($1,000 × 50%) + $150

= $650.00

The total return on the securities is -35.00%.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the swap rate. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

▪	The securities do not guarantee the return of principal in excess of the minimum payment at maturity of 15% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee any return of principal in excess of the minimum payment at maturity of 15% of the stated principal amount. Instead, the securities provide for a payment at maturity based on the percentage change in the swap rate from the initial swap rate to the final swap rate (the swap rate on the valuation date). If the final swap rate is less than the threshold swap rate (equal to 85% of the initial swap rate), the payment at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the percentage decrease in the final swap rate to the extent is it is below the threshold swap rate. Furthermore, because the payment at maturity is based on the percentage change of the swap rate from the initial swap rate to the final swap rate, a very small absolute change in the swap rate can result in a significant loss on the securities and an investment in the securities is highly risky. For example, assuming an initial swap rate of 2.000%, if the final swap rate were to decline by only one percentage point to 1.000%, which represents a 50% decline from the initial swap rate, investors would lose 35% of the stated principal amount. Investors may lose up to 85% of the stated principal amount.

▪	Your return on the securities is based on the performance of the swap rate, which may decline significantly during the term of the securities, or may become negative. The swap rate may decline significantly during the term of the securities, or may become negative, as a result of the factors described under “—The swap rate will be affected by a number of factors and may be volatile” below. An investment in the securities is highly risky. You should not invest in the securities if you do not understand the swap rate or longer-term interest rates in the United States.

▪	The potential return on the securities is limited to the fixed percentage. Any positive return on your securities will not exceed the fixed percentage, regardless of any increase in the swap rate, which may be significant. If the swap rate has increased since the pricing date by more than the fixed percentage, you will receive a lower return on the securities than you would have received if you had invested directly in the swap rate.

▪	The fixed percentage provides an enhanced return only for a limited range of performance of the swap rate. The fixed percentage enhances returns only when the final swap rate is greater than or equal to the threshold swap rate and the swap rate has not increased by more than the fixed percentage. Accordingly, if the swap rate declines below the threshold swap rate or if the swap rate increases by more than the fixed percentage from the pricing date to the valuation date, the fixed percentage will not enhance the return on the securities.

▪	The securities will not bear interest. As a holder of the securities, you will not receive interest payments based on the swap rate or otherwise.

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities, by acquiring the securities, each holder and beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the

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securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The final swap rate is not based on the swap rate at any time other than the valuation date. The final swap rate will be based solely on the swap rate on the valuation date, and the payment at maturity will be based solely on the final swap rate as compared to the initial swap rate. Therefore, if the swap rate has declined as of the valuation date, the payment at maturity may be significantly less than it would otherwise have been had the final swap rate been determined at a time prior to such decline or after the swap rate had recovered. Although the swap rate on the maturity date or at other times during the term of your securities may be higher than swap rate on the valuation date, you will not benefit from the swap rate at any time other than on the valuation date.

▪	The swap rate will be affected by a number of factors and may be volatile. Many factors may affect the swap rate including, but not limited to:

o	changes in, or perceptions about, the future swap rate;

o	the economic, financial, political, regulatory and judicial events that affect financial markets generally and prevailing interest rates;

o	sentiment regarding the U.S. and global economies;

o	policies of the Federal Reserve Board regarding interest rates;

o	expectations regarding the level of price inflation;

o	sentiment regarding credit quality in the U.S. and global credit markets; and

o	performance of capital markets.

These and other factors may have a negative impact on the payment at maturity and on the value of the securities in the secondary market. As a result of these factors, the swap rate may be volatile, and even a very small absolute change in the swap rate can result in a significant loss on the securities. Accordingly, volatility of the swap rate may adversely affect your return on the securities.

▪	The swap rate and the manner in which it is calculated may change in the future. There can be no assurance that the method by which the swap rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the swap rate and thus have a negative impact on the payment at maturity and on the value of the securities in the secondary market.

▪	Uncertainty about the future of LIBOR may adversely affect the swap rate. The swap rate represents the fixed rate of interest payable on a hypothetical interest rate swap whose floating leg is based on three-month USD LIBOR. On July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. Further, on July 12, 2018 the FCA announced that LIBOR may cease to be a regulated “benchmark.” The announcement indicates that the continuation of LIBOR on the current basis (or at all) cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom, the United States or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, and it is impossible to predict the effect of any such alternatives on the value of securities that are linked to or otherwise related to LIBOR, such as the securities. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates, and therefore the swap rate, during the term of the securities, your return on the securities and the trading market for LIBOR-based securities, including the securities.

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▪	The calculation agent may determine the swap rate in its sole discretion if the swap rate is not published. ICE Benchmark Administration (“IBA”) may be unable to publish the swap rate if insufficient data is available due to high market volatility or otherwise. For example, IBA failed to publish the swap rate on several days during August 2019, and IBA has periodically failed to publish the swap rate at other times. If the swap rate is not published on any relevant date and fewer than three dealer quotations are provided as requested, the swap rate on that date will be determined by the calculation agent as set forth under “Supplemental Terms of the Securities—Swap Rate Fall Back Provisions” in this document. Under some circumstances, the calculation agent may determine the swap rate in its sole discretion, and the calculation agent will have no obligation to consider your interests as an investor in the securities in making any such determination. The swap rate determined in this manner may be different from the rate that would have been published on the applicable Reuters page and may be different from other published rates, or other estimated rates, of the 10-Year U.S. Dollar ICE Swap Rate.

▪	The historical swap rates are not an indication of future swap rates. In the past, the swap rate has experienced significant fluctuations. Historical swap rates, fluctuations and trends are not necessarily indicative of future swap rates. Any historical upward or downward trend in the swap rate is not an indication that the swap rate is more or less likely to increase or decrease at any time during the term of the securities, and you should not take the historical swap rates as an indication of future swap rates. There can be no assurance that the swap rate will not decline to below the threshold swap rate, in which case you will lose up to 85% of the stated principal amount at maturity.

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the swap rate and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial swap rate and, as a result, the threshold swap rate, which is the rate at or above which the swap rate must close on the valuation date so that the investor does not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect the swap rate on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the swap rate on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the swap rate;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the swap rate; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The swap rate may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “10-Year U.S. Dollar ICE Swap Rate Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

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▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the swap rate. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the securities or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession that the participating dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the swap rate and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, such as selecting dealer quotations or

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determining the swap rate when the swap rate is otherwise unavailable, as described under the risk factor titled “—The calculation agent may determine the swap rate in its sole discretion if the swap rate is not published” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected. In addition, as described below under “Additional provisions—Tax considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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10-Year U.S. Dollar ICE Swap Rate Overview

The swap rate is the 10-Year U.S. Dollar ICE Swap Rate, which is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 10-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that swap business day.

A U.S. dollar interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid annually) that a counterparty in the swaps market would have to pay for a given maturity in order to receive a floating rate (paid quarterly) equal to three-month USD London Interbank Offered Rate (“three-month USD LIBOR”) for that same maturity. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market. The 10-Year U.S. Dollar ICE Swap Rate is one of the market-accepted indicators of longer term interest rates.

Please see “Supplemental Terms of the Securities” above for information regarding the procedures that will be applied by the calculation agent if the swap rate cannot be determined in the manner described above on the valuation date.

Information about the swap rate as of market close on October 22, 2019:

Current Swap Rate:	1.708%	52 Week High:	3.276%
52 Weeks Ago (10/23/2018):	3.188%	52 Week Low:	1.357%

The following table sets forth the published high, low and period-end swap rates for each quarter for the period of January 2, 2014 through October 22, 2019. The associated graph shows the swap rates for each day in the same period. The swap rate on October 22, 2019 was 1.708%. We obtained the swap rates from Bloomberg Professional® service, without independent verification. The swap rate on the valuation date, which will be used in the calculation of the payment at maturity, will be the swap rate as reported on Reuters page ICESWAP1. Historical performance of the swap rate should not be taken as an indication of future performance. Future performance of the swap rate may differ significantly from historical performance, and no assurance can be given as to the swap rate during the term of the securities, including on the valuation date. We cannot give you assurance that the performance of the swap rate will not result in a loss on your initial investment.

10-Year U.S. Dollar ICE Swap Rate	High	Low	Period End
2014
First Quarter	3.072%	2.743%	2.859%
Second Quarter	2.925%	2.502%	2.624%
Third Quarter	2.775%	2.479%	2.635%
Fourth Quarter	2.622%	2.209%	2.306%
2015
First Quarter	2.349%	1.815%	2.032%
Second Quarter	2.554%	1.943%	2.458%
Third Quarter	2.522%	1.452%	1.452%
Fourth Quarter	2.271%	1.925%	2.183%
2016
First Quarter	2.165%	1.522%	1.666%
Second Quarter	1.786%	1.342%	1.369%
Third Quarter	1.550%	1.279%	1.436%
Fourth Quarter	2.540%	1.473%	2.348%
2017
First Quarter	2.563%	2.190	2.401
Second Quarter	2.337%	2.087	2.263
Third Quarter	2.358%	2.006	2.277
Fourth Quarter	2.475%	2.253	2.405
2018
First Quarter	2.944%	2.432%	2.789%
Second Quarter	3.137%	2.804%	2.920%
Third Quarter	3.162%	2.899%	3.110%
Fourth Quarter	3.276%	2.752%	2.766%

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2019
First Quarter	2.816%	2.317%	2.416%
Second Quarter	2.586%	1.909%	1.958%
Third Quarter	2.068%	1.357%	1.586%
Fourth Quarter (through October 22, 2019)	1.717%	1.424%	1.708%

When reviewing the historical performance of the swap rate in the below graph, it is important to understand that a very small absolute change in the swap rate can result in a significant loss on the securities. For example, assuming a hypothetical initial swap rate of 1.708% (which was the swap rate on October 22, 2019), the threshold swap rate (i.e., the rate below which will result in a loss on your investment) would be equal to 1.452% (equal to 85% of the hypothetical initial swap rate) which represents a decrease of only 0.256 percentage points from the hypothetical initial swap rate. If the final swap rate is zero or negative, you will lose 85% of the stated principal amount of the securities.

Swap Rate Historical Performance*— January 2, 2014 to October 22, 2019

* The dotted line indicates a hypothetical threshold swap rate of 85% of the swap rate on October 22, 2019. The actual threshold swap rate will be equal to 85% of the initial swap rate.

Past performance is not indicative of future results.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid financial contracts with respect to the swap rate. Assuming this treatment is respected, upon a sale or exchange of the securities (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. Although not free from doubt, this gain or loss should be treated as capital gain or loss and should be long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the swap rate and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the swap rate, the market value of the securities or any amounts payable on your securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

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This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

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